Exhibit 99.1


May 31, 2002
For Immediate Release:

JAGGED EDGE FILES CHAPTER 11
COMPANY TO UNDERGO REORGANIZATION

MOAB, UTAH -- Jagged Edge Mountain Gear, a designer, manufacturer and retailer of technical outerwear and rugged sportswear filed for Chapter 11, reorganization, Friday, May 24, 2002. The decision to file for protection was made after a depressed winter of catalog sales. The company attributes poor sales to the tragic events of September 11, the anthrax "mail-scare" and a slow economy prior to Christmas.

Jagged Edge is currently developing a new company business model that includes more financial and operational resources to grow the company's wholesale, retail and website division.

Jagged Edge Mountain Gear manufacturers the highest quality, hard wearing, technical outerwear and clothing for skiing, climbing, mountaineering, hiking and adventure travel sports. Founded in 1991, Jagged Edge now has corporate offices in Moab, Utah with three Colorado retail stores; a wholesale division with accounts worldwide; a catalog / mail-order division; a website with sales on-line.

For more information please contact Jordan Campbell at (435) 259-8900 Learn more Jagged Edge Mountain Gear on-line at www.jagged-edge.com Jagged Edge Mountain Gear is quoted under the symbol JEMG

Forward Looking Statements:
All statements contained in this press release that are not statements of historical facts are forward looking statements that are entitled to the protection of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are estimates reflecting the best judgment of "The Company" based on current information and involve a number of risks and uncertainties. Although Jagged Edge Mountain Gear Inc. believes the expectations reflected in such forward looking statements are based on reasonable assumptions; we can give no assurance that our expectations will be met.